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                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Planning Sciences International plc 1996 Equity Incentive Plan and the Planning Sciences Holdings Limited Employee Share Option Scheme of our reports dated February 28, 1996, except for Note 7 - Share Option Plans and
Note 14 - Share Capital, as to which the date is April 29, 1996, with respect to the consolidated financial statements and schedules of Planning Sciences International plc for the two years ended March 31, 1994 and 1995 included in its Registration Statement (Form F-1 No. 333-2250), filed with the Securities and Exchange Commission.


                                                 /s/ Clark Whitehill
                                                     CLARK WHITEHILL
                                                     Chartered Accountants





Reading, England
December 2, 1996





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